As filed with the Securities and Exchange Commission on May 21, 2010
Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
Wright Express Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	01-0526993 (I.R.S. Employer Identification No.)

97 Darling Avenue, South Portland, Maine (Address of Principal Executive Offices)	04106 (Zip Code)
Wright Express Corporation 2010 Equity and Incentive Plan
(Full Title of the Plan)
Hilary A. Rapkin, Esq.
Senior Vice President, General Counsel and Corporate Secretary
Wright Express Corporation
97 Darling Avenue
South Portland, Maine 04106
(Name and Address of Agent For Service)
207-773-8171
(Telephone Number, Including Area Code, of Agent For Service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering Price Per	Aggregate	Amount of
to be Registered	Registered(1)	Share	Offering Price	Registration Fee
Common Stock, $0.01 par value per share	5,396,169 shares(2)	$32.015(3)	$172,758,350.54(3)	$12,317.67

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Consists of (i) 3,800,000 new shares issuable under the 2010 Equity and Incentive Plan (the “2010 Plan”) and (ii) up to 1,596,169 shares originally issuable under the Amended and Restated 2005 Equity and Incentive Plan (the “2005 Plan”).

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on May 20, 2010.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     Item 1. Plan Information.
     The information required by Item 1 is included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).
     Item 2. Registrant Information and Employee Plan Annual Information.
     The written statement required by Item 2 is included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
     Item 3. Incorporation of Documents by Reference.
     The registrant is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents, which are on file with the Commission, are incorporated in this registration statement by reference:
     (a)    The registrant’s annual report on Form 10-K for the fiscal year ended December 31, 2009, filed with the Commission on February 26, 2010.
     (b)    All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2009.
     (c)    The description of the securities contained in the registrant’s registration statement on Form 8-A filed with the Commission on February 2, 2005, including any amendment or report filed for the purpose of updating such description.
     All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
     Item 4. Description of Securities.
     Not applicable.

     Item 5. Interests of Named Experts and Counsel.
     Wilmer Cutler Pickering Hale and Dorr LLP (“WilmerHale”) has opined as to the legality of the securities being offered by this registration statement.
     Item 6. Indemnification of Directors and Officers.
     Section 102 of the Delaware General Corporation Law permits a corporation to eliminate the personal liability of its directors or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.
     Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
     Article Sixth of the Company’s certificate of incorporation provides that the Company’s directors shall not be personally liable to the Company and the Company’s stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemptions from liability or limitation thereof is not permitted under the Delaware General Corporation Law as it exists or may be amended.
     Article Seventh of the Company’s certificate of incorporation provides that the Company shall indemnify any person who is or was a director or officer of the Company to the fullest extent permitted by Delaware law, provided however, that the Company is not obligated to indemnify any director or officer in connection with a proceeding initiated by such person unless the proceeding was authorized or consented to by the board of directors. The indemnification provisions contained in the Company’s certificate of incorporation are not exclusive of any other rights to which a person may be entitled under the certificate of incorporation, the By-Laws of the Company or under any law, agreement, vote of stockholders or disinterested directors or otherwise.
     The Company has entered into indemnification agreements with each of the Company’s directors. The indemnification agreements provide that, among other things, the Company will indemnify a director against certain liabilities that may arise by reason of status or service with the Company, and that the Company will advance expenses paid or incurred as a result of a proceeding as to which the director may be indemnified, provided, however, that the payment of such expenses shall be made only upon receipt of an undertaking by or on behalf of the director to repay all amounts so advanced in the event that it shall ultimately be determined, after the conclusion of such proceeding, that the director is not entitled to be indemnified by the Company. The indemnification agreements also include procedures regarding the defense of certain claims.
     The Company also maintains a directors’ and officers’ liability insurance policy to insure our directors and officers against liability for actions or omissions occurring in their capacity as a director or officer, subject to certain exclusions and limitations.
     Item 7. Exemption from Registration Claimed.
     Not applicable.
     Item 8. Exhibits.
     The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.
     Item 9. Undertakings.
     1.    Item 512(a) of Regulation S-K. The undersigned registrant hereby undertakes:
       (1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
                (i)     To include any prospectus required by Section 10(a)(3) of the Securities Act;
                (ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and
                (iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
       (2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
       (3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     2.    Item 512(b) of Regulation S-K. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     3.    Item 512(h) of Regulation S-K. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in South Portland, Maine, on this 21st day of May, 2010.

WRIGHT EXPRESS CORPORATION
By:	/s/ Michael E. Dubyak
Michael E. Dubyak
President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES
     We, the undersigned officers and directors of Wright Express Corporation, hereby severally constitute and appoint Michael E. Dubyak, Melissa D. Smith and Hilary A. Rapkin, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Wright Express Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Michael E. Dubyak Michael E. Dubyak	President and Chief Executive Officer (Principal executive officer)	May 21, 2010
/s/ Melissa D. Smith Melissa D. Smith	Chief Financial Officer and Executive Vice President, Finance and Operations (Principal financial officer)	May 21, 2010
/s/ Rowland T. Moriarty Rowland T. Moriarty	Director	May 21, 2010
/s/ Shikhar Ghosh Shikhar Ghosh	Director	May 21, 2010

/s/ Ronald T. Maheu Ronald T. Maheu	Director	May 21, 2010
/s/ George L. McTavish George L. McTavish	Director	May 21, 2010
/s/ Kirk P. Pond Kirk P. Pond	Director	May 21, 2010
/s/ Regina O. Sommer Regina O. Sommer	Director	May 21, 2010
/s/ Jack VanWoerkom Jack VanWoerkom	Director	May 21, 2010

INDEX TO EXHIBITS

Number	Description

4.1(1)	Certificate of Incorporation

4.2(2)	Amended and Restated By-Laws

5.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP, counsel to the Registrant

23.1	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1)

23.2	Consent of Deloitte & Touche LLP

24	Power of attorney (included on the signature pages of this registration statement)

99.1(3)	Wright Express Corporation 2010 Equity and Incentive Plan

(1)	Previously filed with the Securities and Exchange Commission as Exhibit 3.1 to our Current Report on Form 8-K filed with the Commission on March 1, 2005, File No. 001-32426, and incorporated herein by reference.

(2)	Previously filed with the Securities and Exchange Commission as Exhibit 3.1 to our Current Report on Form 8-K filed with the Commission on November 20, 2008, File No. 001-32426, and incorporated herein by reference.

(3)	Previously filed with the Securities and Exchange Commission as Exhibit 10.1 to our Current Report on Form 8-K filed with the Commission on May 21, 2010, File No. 001-32426, and incorporated herein by reference.